Exhibit (a)(1)(i)

Offer to Purchase

Up to 5% of the Issued and Outstanding Common Shares of Beneficial Interest

of

BlackRock Multi-Sector Opportunities Trust

at

Net Asset Value Per Share

by

BlackRock Multi-Sector Opportunities Trust

in Exchange for Cash

THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,

ON FEBRUARY 8, 2023, UNLESS THE OFFER IS EXTENDED.

To the Common Shareholders of BlackRock Multi-Sector Opportunities Trust:

BlackRock Multi-Sector Opportunities Trust, a diversified, closed-end management investment company, organized as a Delaware statutory trust (the “Trust”), is offering to purchase up to 5% of its issued and outstanding common shares of beneficial interest as of January 3, 2023, par value $0.001 per share (the “Shares”) (the “Offer Amount”). The offer is to purchase Shares in exchange for cash at a price equal to the net asset value (“NAV”) per Share (the “Purchase Price”) determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on the day the offer expires (the “Pricing Date”). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (in the case of registered shareholders) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). If more than the Offer Amount is tendered and not withdrawn, any purchases will be made on a pro rata basis.

In order to participate, the materials described in the Offer must be delivered to Computershare Trust Company, N.A. (the “Depositary”) by 5:00 p.m. Eastern time, February 8, 2023, or such later date to which the Offer is extended (the “Expiration Date”). Should the Offer be extended beyond February 8, 2023, the Pricing Date will be the close of ordinary trading on the NYSE on the newly designated Expiration Date. Shareholders who choose to participate in the Offer can expect payments for Shares tendered and accepted to be mailed within approximately ten business days after the Expiration Date.

As of January 3, 2023, the Trust had 3,215,627 Shares outstanding and its NAV per Share was $66.88. The NAV on the Pricing Date may be higher or lower than the NAV as of January 3, 2023. For the Trust’s most current NAV, you may view online at https://www.blackrock.com/us/individual/products/296842/. For additional questions or information during the pendency of this Offer, you may contact Georgeson LLC (the “Information Agent”) by calling (888) 658-3624, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday.

The Offer is subject to important terms and conditions, including the conditions listed under Section 4, “Certain Conditions of the Offer.”

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the Offer, passed upon the fairness or merits of the Offer, or determined whether this Offer to Purchase is accurate or complete. Any representation to the contrary is a crime.

If you are not interested in selling any of your Shares at this time, you do not need to do anything. This Offer is not part of a plan to liquidate the Trust. Shareholders are not required to participate in the Offer.

You should be aware that, if you tender Shares pursuant to the Offer, tendered Shares will not be entitled to receive any Trust dividend or distribution with a record date on or after February 15, 2023.

Because this Offer is limited as to the number of Shares that the Trust will purchase, not all Shares tendered for purchase by shareholders may be accepted for payment by the Trust. This may occur, for example, if one or more large investors seek to tender a significant number of Shares or if a large number of investors tender Shares.

IMPORTANT INFORMATION

Shareholders who desire to participate in the Offer should either: (a) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Shares, if any (in proper form), and all other documents required by the Letter of Transmittal; or (b) request their broker, dealer, commercial bank or trust company (each, a “Nominee”) to effect the transaction on their behalf. Shareholders whose Shares are registered in the name of a Nominee, such as a brokerage firm or other financial intermediary, must contact that firm to instruct the firm to participate in the Offer on their behalf. Tendering shareholders may be charged a fee by their Nominee or other financial intermediary for processing the documentation required to participate in the Offer on their behalf. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender Shares and, if so, how many Shares to tender, or to refrain from tendering Shares in the Offer.

The Trust reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their Nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the Offer, you will not be able to tender your Shares.

Neither the Trust nor its Board of Trustees (the “Board of Trustees” or the “Board”) nor BlackRock Advisors, LLC (the “Investment Advisor”) makes any recommendation to any shareholders as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Trust, its Board of Trustees or the Investment Advisor as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Trust, its Board of Trustees or the Investment Advisor. Shareholders are urged to carefully evaluate all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

The Trust has filed with the Commission a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Offer.

The making of the Offer may, in some jurisdictions, be restricted or prohibited by applicable law. The Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the Offer or the acceptance of the Offer would, absent prior registration, filing or qualification under applicable laws, not be in compliance with the laws of that jurisdiction. Accordingly, shareholders are required to inform themselves of and observe any such restrictions.

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal. We have included section references parenthetically to direct you to a more complete description in the Offer of the topics in this Summary Term Sheet.

What is the Offer?

•

The Trust is offering to purchase up to 5% of its Shares. The Trust will pay cash for Shares purchased pursuant to the Offer. The Trust will purchase Shares at a price equal to the NAV per Share as of the close of the regular trading session of the NYSE on the Pricing Date. If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Trust will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If shareholders tender (and do not timely withdraw) more than the Offer Amount, the Trust will purchase duly tendered Shares from participating shareholders on a pro rata basis, based upon the number of Shares each shareholder tenders for purchase and does not timely withdraw. The Trust does not intend to increase the number of Shares that it is offering to purchase, even if shareholders tender more than the Offer Amount. Shareholders cannot be assured that all of their tendered Shares will be purchased. (See Section 1, “Price; Number of Shares” and Section 7, “Payment for Shares.”)

When will the Offer expire, and may the Offer be extended?

•

The Offer will expire at 5:00 p.m., Eastern time, on February 8, 2023, the Expiration Date, unless extended. The Trust may extend the offer period at any time. If it does, the Trust will determine the purchase price as of the close of ordinary trading on the NYSE on the new Expiration Date. The Trust may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m. Eastern time on the next business day after the Offer otherwise would have expired. (See Section 1, “Price; Number of Shares.”)

What is the purpose of the Offer?

•

In recognition that a secondary market for the Shares does not exist, until the adoption of a plan of liquidation, the Trust intends, but is not obligated, to conduct quarterly tender offers for up to 5% of the Shares then outstanding in the sole discretion of the Trust’s Board of Trustees. On January 3, 2023, the Trust announced that it intended to repurchase 5% of the Shares outstanding by conducting the Offer. (See Section 2, “Purpose of the Offer” and Section 3, “Plans or Proposals of the Trust.”)

Will I have to pay anything to participate in the Offer?

•

The Trust will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the Offer. (See Section 1, “Price; Number of Shares,” Section 7, “Payment for Shares” and Section 16, “Fees and Expenses.”)

What is the NAV per Share as of a recent date?

•

On January 3, 2023, the NAV per Share was $66.88. The NAV on the Pricing Date may be higher or lower than the NAV as of January 3, 2023. For the Trust’s most current NAV, you may view online at https://www.blackrock.com/us/individual/products/296842/. For additional questions or information during the pendency of this Offer, you may contact the Information Agent by calling (888) 658-3624, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday.

i

Will the Trust’s NAV per Share be higher or lower on the Pricing Date?

•

No one can accurately predict what the Trust’s NAV per Share will be at any future date, including the Pricing Date. You should realize that the NAV on the Pricing Date may be higher or lower than the NAV as of January 3, 2023 set forth above.

Does the Trust have the financial resources to pay me for my Shares?

•

Yes. If the Trust purchased 160,782 Shares (5% of the Shares outstanding as of January 3, 2023, rounded to the nearest whole Share) at a price per share of $66.88, equal to the NAV as of January 3, 2023, the Trust’s total cost, not including fees and expenses incurred in connection with the Offer, would be approximately $10.75 million. The Trust intends to first use cash on hand to pay for Shares tendered, and then intends to sell portfolio securities to raise any additional cash needed for the purchase of Shares. Other than potentially through the use of reverse repurchase agreements, the Trust has no intention to borrow money to finance the purchase of Shares in the Offer. (See Section 8, “Source and Amount of Consideration.”)

How do I participate in the Offer?

•	If your Shares are registered in the name of a Nominee, you should contact that firm if you wish to tender your Shares.

•

All other shareholders wishing to participate in the Offer must, prior to the date and time the Offer expires, complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to the Depositary at its address set forth on the last page of this offer. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on the last page of this offer. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 5.C of this Offer. In all these cases, the Depositary must receive these materials prior to the date and time the Offer expires. If any certificate representing Shares has been mutilated, lost, stolen or destroyed, the shareholder should promptly call the Depositary at (781) 575-2879 or (800) 699-1236. The shareholder will then be instructed by the Depositary as to the steps that must be taken to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed.

The Trust’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Trust’s automatic dividend reinvestment plan. When a shareholder tenders share certificates, the Depositary will accept any of the shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder’s certificated Shares.

Must I tender all of my Shares for purchase?

•	No. You may tender for purchase all or part of the Shares you own. (See Section 1, “Price; Number of Shares.”)

May I withdraw my Shares after I have tendered them for purchase and, if so, by when?

•

Yes, you may withdraw all, but not less than all, of your tendered Shares at any time prior to 5:00 p.m., Eastern time, on February 8, 2023, which is the Expiration Date. In order for your withdrawal to be effective, you must submit or direct your Nominee to submit a withdrawal request to the Depositary prior to 5:00 p.m., Eastern time on the Expiration Date. You may resubmit withdrawn Shares by following the purchase procedures before the Offer expires, including during any extension period. (See Section 6, “Withdrawal Rights.”)

How do I withdraw previously tendered Shares?

•

You must submit or direct your Nominee to submit a request for withdrawal of previously tendered Shares to the Depositary. You may withdraw only all Shares previously tendered by you, and not a portion thereof, and your request for withdrawal must state this. (See Section 6, “Withdrawal Rights.”)

May my Nominee place any conditions on my tender of Shares?

•	No.

May I place any conditions on my tender of Shares?

•	No.

Is my tender of Shares in the Offer a taxable transaction?

•

It is anticipated that the tender of Shares in exchange for cash will generally be a taxable transaction for U.S. federal income tax purposes either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.” Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences. (See Section 13, “Certain U.S. Federal Income Tax Consequences.”)

Is there any reason Shares tendered by me for purchase would not be accepted?

•

In addition to those circumstances described under “Certain Conditions of the Offer” in which the Trust is not required to purchase tendered Shares, the Trust has reserved the right to reject any and all tendered Shares determined by the Trust not to have been tendered in the appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s). Moreover, as further described herein, if more than the Offer Amount is tendered and not withdrawn, any purchases will be made on a pro rata basis.

What should I do if I decide not to tender my Shares for purchase?

•	Nothing. There are no actions that you need to take if you determine not to participate in the Offer.

If I decide not to tender, how will the Offer affect my Shares?

•

If you do not tender your Shares (or if you own Shares following completion of the Offer), you will be subject to any increased risks associated with the reduction in the Trust’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to decreased diversification and proportionately higher expenses due to a decreased asset base, as well as the possibility of receiving additional taxable capital gains on the distributions of the sale of portfolio securities to pay for tendered shares. The reduced assets of the Trust as a result of the Offer may result in less investment flexibility for the Trust, depending on the number of Shares purchased, could limit the Trust’s ability to use leverage and may have an adverse effect on the Trust’s investment performance. The Trust currently utilizes leverage through reverse repurchase agreements. In an effort to maintain the Trust’s current asset coverage, the Trust may need to de-lever. This de-levering may result in decreased returns to the Trust and increased expenses for remaining shareholders. (See Section 9, “Effects of the Offer; Consequences of Participation” and Section 16, “Fees and Expenses.”)

Does the Trust’s management recommend that shareholders participate in the Offer, and will management participate in the Offer?

•	None of the Trust, the Board of Trustees nor the Investment Advisor is making any recommendation to shareholders regarding whether to tender Shares for purchase or refrain from tendering Shares in the

Offer. The Trust has been advised that neither its Board of Trustees nor officers intend to tender any Shares pursuant to the Offer. (See Section 10, “Interests of Trustees and Officers; Transactions and Arrangements Concerning the Shares.”)

Will there be additional opportunities to tender my Shares to the Trust?

•

No other tender offers have been approved by the Board, but the Board reserves the right to approve (and the Trust intends to conduct) tender offers in the future. (See Section 2, “Purpose of the Offer” and Section 3, “Plans or Proposals of the Trust.”)

How do I obtain more information?

•

Questions and requests for assistance may be directed to your financial advisor or other Nominee, or to the Information Agent toll free at (888) 658-3624. Requests for additional copies of this Offer to Purchase and the applicable Letter of Transmittal should also be directed to the Information Agent.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(888) 658-3624 (Toll Free)

The Depositary for the Offer is:

By Mail: Computershare Trust Company, N.A. Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare Trust Company, N.A. Voluntary Voluntary Corporate Actions 150 Royall Street Canton, MA 02021

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1. Price; Number of Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Trust will accept for purchase, and pay for, an aggregate amount of up to 5% of its Shares outstanding as of January 3, 2023 that are properly tendered and not timely withdrawn in accordance with Section 6 prior to the Expiration Date. As of January 3, 2023, there were 3,215,627 Shares outstanding. The term “Expiration Date” means 5:00 p.m., Eastern time, on February 8, 2023, unless the Trust, in its sole discretion, extends the period during which the Offer is open, in which case “Expiration Date” shall mean the time and date on which the Offer, as so extended by the Trust, shall expire. The Trust reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. See Section 15, “Amendments; Extensions of Purchase Period; Termination.” The Trust will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 4, “Certain Conditions of the Offer.”

The purchase price of the Shares will be the NAV per Share determined as of the close of the regular trading session of the NYSE on the Pricing Date. On January 3, 2023, the NAV per Share was $66.88. The NAV on the Pricing Date may be higher or lower than the NAV as of January 3, 2023. For the Trust’s most current NAV, you may view online at https://www.blackrock.com/us/individual/products/296842/. For additional questions or information during the pendency of this Offer, you may contact the Information Agent by calling (888) 658-3624, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday. Shareholders tendering Shares shall be entitled to receive all dividends with an “ex date” on or before the Expiration Date provided that they own Shares as of the record date for such dividend. Shareholders should be aware that, if they tender Shares pursuant to the Offer, tendered Shares will not be entitled to receive any Trust dividend or distribution with a record date on or after February 15, 2023.

The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for purchase in the aggregate any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Trust will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more than the Offer Amount is duly tendered for purchase pursuant to the Offer (and not timely withdrawn as provided in Section 6), the Trust, subject to the conditions listed in Section 3, will purchase Shares from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis based upon the number of Shares duly tendered (and not timely withdrawn) by or on behalf of each shareholder. The Trust does not intend to increase the number of Shares offered for purchase, even if more than the Offer Amount is tendered by all shareholders in the aggregate.

The Trust currently utilizes leverage through reverse repurchase agreements. As of December 31, 2022, this leverage represented approximately 1.03% of the Trust’s Managed Assets (approximately 1.04% of the Trust’s net assets). “Managed Assets” means the total assets of the Trust (including any assets attributable to reverse repurchase agreements) minus the sum of the Trust’s accrued liabilities (other than borrowings representing financial leverage). The Trust intends to maintain approximately the same level of economic leverage, as a percentage of Managed Assets, following the Offer. Based on the number of Shares purchased in the Offer, the Trust may reduce its use of reverse repurchase agreements in order to maintain the Trust’s overall economic leverage targets.

The Trust will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the Offer. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Trust, except in the circumstances set forth in Section 7, “Payment for Shares.”

On January 3, 2023, there were 3,215,627 Shares issued and outstanding. The Trust has been advised that neither its Board of Trustees nor officers intend to tender any Shares pursuant to the Offer.

The Trust reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. See Section 15, “Amendments; Extensions of Purchase Period; Termination.” The Trust makes no assurance that it will extend the Offer. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares.

2. Purpose of the Offer.

In recognition that a secondary market for the Shares does not exist, until the adoption of a plan of liquidation, the Trust intends, but is not obligated, to conduct quarterly tender offers for up to 5% of the Shares then outstanding in the sole discretion of the Trust’s Board of Trustees. On November 11, 2022, the Board approved the Offer.

Any Shares purchased by the Trust pursuant to the Offer will be available for issuance by the Trust without further shareholder action (except as required by applicable law).

None of the Trust, the Board nor the Investment Advisor makes any recommendation to any shareholder as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Trust, the Board or the Investment Advisor as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Trust, the Board or the Investment Advisor. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

3. Plans or Proposals of the Trust.

Except to the extent described herein or in connection with the operation of the Trust’s automatic dividend reinvestment plan, the Trust does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Trust or any of its subsidiaries;

(b) other than in connection with transactions in the ordinary course of the Trust’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Trust or any of its subsidiaries;

(c) any material change in the Trust’s present dividend policy, or indebtedness or capitalization of the Trust;

(d) changes to the present Board or management of the Trust, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer;

(e) any other material change in the Trust’s corporate structure or business, including any plans or proposals to make any changes in the Trust’s investment policy for which a vote would be required by Section 13 of the 1940 Act;

(f) any class of equity securities of the Trust being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g) any class of equity securities of the Trust becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h) the suspension of the Trust’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i) the acquisition by any person of additional securities of the Trust, or the disposition of securities of the Trust (other than through periodic purchase offers by the Trust, including this Offer); or

(j) any changes in the Trust’s Agreement and Declaration of Trust, Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Trust.

4. Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Trust’s right to extend, amend or terminate the Offer at any time in its sole discretion, the Trust shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for any tendered Shares, if:

(a) such transactions, if consummated, would:

(i)

impair the Trust’s status as a regulated investment company (“RIC”) under the U.S. federal income tax laws (which would cause the Trust’s income to be taxed at the corporate level in addition to the taxation of shareholders who receive dividends from the Trust); or

(ii)	result in the Trust’s asset coverage with respect to any indebtedness or preferred equity being reduced below the asset coverage requirement set forth in the 1940 Act;

(b) the Trust would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Trust’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer;

(c) there is, in the Board’s judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Trust; (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Trust; (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions; (iv) commencement of war, armed hostilities, acts of terrorism or other international or national calamity directly or indirectly involving the United States that in the sole determination of the Board is material to the Trust; or (v) other events or conditions that would have a material adverse effect on the Trust or its shareholders if Shares tendered pursuant to the Offer were purchased; or

(d) the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duties owed to the Trust or its shareholders.

The foregoing conditions are for the Trust’s sole benefit and may be asserted by the Trust regardless of the circumstances giving rise to any such condition (including any action or inaction of the Trust), and any such condition may be waived by the Trust, in whole or in part, at any time and from time to time in its reasonable judgment. The Trust’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Trust concerning the events described in this Section 4 shall be final and binding.

The Trust reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Trust determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, “Amendments; Extensions of Purchase Period; Termination.” In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Trust will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15, “Amendments; Extensions of Purchase Period; Termination.”

5. Procedures for Tendering Shares for Purchase.

A. Proper Tender of Shares.

Shareholders who desire to tender Shares registered in the name of a Nominee must contact their Nominee to effect a tender on their behalf.

For Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and must cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before the Expiration Date.

Mutilated, Lost, Stolen or Destroyed Certificates. If any certificate representing Shares has been mutilated, lost, stolen or destroyed, the shareholder should promptly call the Depositary at (781) 575-2879 or (800) 699-1236. The shareholder will then be instructed by the Depositary as to the steps that must be taken to replace the certificate. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed.

Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Trust.

The Trust’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Trust’s automatic dividend reinvestment plan. When a shareholder tenders certificated Shares, the Depositary will accept any of the shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder’s certificated Shares, and any remaining Shares will be issued in book-entry and will be electronically held in your account in lieu of a certificate.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a purchase of Shares pursuant to the Offer unless at the time of the request, and at the time the Shares are accepted for payment, the person requesting the purchase has a net long position equal to or greater than the amount requested for purchase in either: (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of purchase to the Trust within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to purchase, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of requesting the purchase to the Trust prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to purchase or guarantee of a request to tender on behalf of another person.

The acceptance of Shares by the Trust for purchase will constitute a binding agreement between the participating shareholder and the Trust upon the terms and subject to the conditions of the Offer, including the participating shareholder’s representation that the shareholder has a net long position in the Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Trust all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Trust, upon receipt by the Depositary of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Trust, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder with respect to the tendered Shares (and, if given, will be null and void).

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Trust accepts the Shares for purchase, the Trust will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Trust to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B. Signature Guarantees and Method of Delivery. All signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. (See Instruction 2 of the Letter of Transmittal.) An “Eligible Institution” is a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP).

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered for purchase without any alteration, enlargement or any change whatsoever.

If any of the Shares tendered for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Shares tendered for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any certificates for Shares tendered for purchase or share powers relating to Shares tendered for purchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Trust of their authority so to act must be submitted together with the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase, no endorsements of certificates or separate share powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or share powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate share powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved.

Signatures on such certificates or share powers must be guaranteed by an Eligible Institution.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C. Book-Entry Delivery. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares in accordance with DTC’s procedures. However, although delivery of Shares may be effected through book-entry transfer at DTC, a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or an Agent’s Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Purchase.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a “Book-Entry Confirmation”) which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares for purchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Trust may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

D. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Trust, in its sole discretion, which determination shall be final and binding. The Trust reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or purchase, or pay for, any Shares if, in the opinion of the Trust’s counsel, accepting, purchasing or paying for such Shares would be unlawful. The Trust also reserves the absolute right to the extent permitted by law to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Trust’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

None of the Trust, the Board of Trustees, the Investment Advisor, the Information Agent, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of the foregoing persons will incur any liability for failure to give any such notice.

E. U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, the Depositary would generally be required to withhold 24% of the gross payments made pursuant to the Offer to any U.S. Shareholder (as defined below) unless such U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed and signed IRS Form W-9. A “U.S. Shareholder” is a shareholder that is a “U.S. person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). In general, a U.S. Shareholder is a shareholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States or of any State thereof; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

In order to avoid backup withholding, participating Non-U.S. Shareholders (as defined below) must provide the Depositary with a completed IRS Form W-8BEN or W-8BEN-E, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. For purposes of this Offer to Purchase, a “Non-U.S. Shareholder” is generally any shareholder that is not a “U.S. person” within the meaning of the Code. Copies of Form W-8BEN or W-8BEN-E are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

Tendering Non-U.S. Shareholders may be subject to U.S. federal withholding tax, even if they submit an appropriate IRS Form W-8 in order to claim an exemption from backup withholding. For an additional discussion of U.S. federal income tax withholding as well as a discussion of certain other U.S. federal income tax consequences to tendering shareholders, see Section 13, “Certain U.S. Federal Income Tax Consequences.”

6. Withdrawal Rights.

At any time prior to the Expiration Date any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered. In addition, Shareholders will also have the right to withdraw the tender of Shares at any time after 5:00 p.m. on March 8, 2023, to the extent the Shares have not yet been accepted for payment as of that date.

To be effective, a written notice of withdrawal of Shares tendered for purchase must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary prior to the Expiration Date, and the original notice of withdrawal must be delivered to the Depositary by overnight courier the next day. Any notice of withdrawal must specify the name(s) of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Trust in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered for purchase by following the procedures described in Section 5 prior to the Expiration Date. Except as otherwise provided in this Section 6, tenders of Shares made pursuant to the Offer will be irrevocable.

None of the Trust, the Board of Trustees, the Investment Advisor, the Information Agent, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

7. Payment for Shares.

For purposes of the Offer, the Trust will be deemed to have accepted for payment and purchased Shares that are tendered for purchase (and not timely withdrawn in accordance with Section 6) when, as and if the Trust gives oral or written notice to the Depositary of its acceptance of such Shares for purchase pursuant to the Offer. Under the Exchange Act, the Trust is obligated to pay for or return Shares tendered for purchase promptly after the termination, expiration or withdrawal of the Offer. Unless otherwise indicated on the Letter of Transmittal, properly tendered Shares that are not purchased because of proration will be returned at the Trust’s expense to you or to other persons at your discretion.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Trust. The Depositary will act as agent for the Trust for the purpose of effecting payment to the tendering shareholder. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(a)	a Letter of Transmittal (or a copy thereof) properly completed and duly executed with any required signature guarantee(s), or an Agent’s Message in connection with a book-entry transfer;

(b)	a certificate evidencing Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedure set forth in Section 5; and

(c)	all other documents required by the Letter of Transmittal.

Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Shares than are tendered, or if a shareholder withdraws tendered Shares, (i) the Shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Trust’s transfer agent pursuant to the Trust’s dividend reinvestment plan will be returned to the automatic dividend reinvestment plan account maintained by the transfer agent.

The Trust will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Trust may not be obligated to purchase Shares pursuant to the Offer. See Section 4, “Certain Conditions of the Offer.”

Any tendering shareholder or other payee who fails to complete fully and sign the Substitute IRS Form W-9, if one is included with the Letter of Transmittal, may be subject to U.S. federal income tax withholding of 24% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. Shareholders should provide the Depositary with a completed IRS Form W-8 in order to avoid 24% backup withholding. A copy of IRS Form W-8 will be provided upon request from the Depositary. See Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Income Tax Withholding.”

8. Source and Amount of Consideration.

The actual cost of the Offer to the Trust cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered for purchase, and the price will be based on the NAV per Share on the Pricing Date. If shareholders tendered all Shares offered for purchase pursuant to the Offer, and the Trust purchased such Shares at a price per share of $66.88, the NAV as of January 3, 2023, payments by the Trust to the participating shareholders would be approximately $10.75 million. See Section 9, “Effects of the Offer; Consequences of Participation.”

The monies to be used by the Trust to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from the proceeds of sales of securities in the Trust’s investment portfolio. The Board of Trustees believes that the Trust has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Trustees, there is not sufficient liquidity of the assets of the Trust to pay for tendered Shares, the Trust may terminate the Offer.

Other than potentially through the use of reverse repurchase agreements, no funds are expected to be borrowed, directly or indirectly, for the purpose of the Offer. There are no alternative financing arrangements or alternative financing plans. There are no material conditions to the availability of the Consideration for the purposes of this Offer, except as set forth herein. See Section 4, “Certain Conditions of the Offer.”

9. Effects of the Offer; Consequences of Participation.

The Offer may have certain adverse consequences for tendering and non-tendering shareholders.

A. Effects on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Trust anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Trust. If the Trust is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, such dispositions of portfolio securities could cause market prices of the Trust’s portfolio securities, and hence the Trust’s NAV, to decline. If such a decline occurs, the Trust cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of ordinary trading on the NYSE on the Pricing Date, if such a decline continued to the Pricing Date, the consideration received by tendering shareholders would be less than it otherwise might have been. In addition, a sale of portfolio securities will result in increased brokerage and related transaction expenses, and the Trust may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Trust. Accordingly, because of the Offer, the Trust’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders, and also reducing the NAV for non-tendering shareholders.

The Trust will sell portfolio securities to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Trust will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Trust’s ability to meet its investment objective. The Trust is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. If on or prior to the Expiration Date the Trust does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

B. Recognition of Capital Gains. As noted, the Trust will likely be required to sell portfolio securities pursuant to the Offer. If the Trust’s tax basis for the securities sold is less than the sale proceeds, the Trust will recognize capital gains. The Trust would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) during, or following the end of, the Trust’s fiscal year. This recognition and distribution of gains, if any, would have two negative consequences: first, while shareholders at the time of a declaration of distributions will receive such distributions, such shareholders would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Trust might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Trust’s portfolio at the time that the Trust is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of December 31, 2021, the Trust had unrealized capital depreciation of approximately $16.0 million. As of December 31, 2021, the Trust had non-expiring capital loss carryforwards of approximately $36.8 million.

In addition, some distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Trust’s after-tax performance.

C. Tax Consequences of Purchases to Shareholders. The Trust’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders. See Section 13, “Certain U.S. Federal Income Tax Consequences.”

D. Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Trust pursuant to the Offer will have the effect of increasing the proportionate interest in the Trust of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Trust’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses due to a decreased asset base. The reduced net assets of the Trust as a result of the Offer may result in less investment flexibility for the Trust and may have an adverse effect on the Trust’s investment performance.

E. Effect on Leverage. The Trust currently utilizes leverage through reverse repurchase agreements. As of December 31, 2022, this leverage represented approximately 1.03% of the Trust’s Managed Assets (approximately 1.04% of the Trust’s net assets). The Trust’s net assets attributable to Shares are the Trust’s Managed Assets minus the value of the Trust’s assets attributable to money borrowed for investment purposes. The Trust intends to maintain approximately the same level of economic leverage, as a percentage of Managed Assets, following the Offer. Based on the number of Shares purchased in the Offer, the Trust may reduce its use of reverse repurchase agreements in order to maintain the Trust’s overall economic leverage targets. This de-levering may result in decreased returns to the Trust and increased expenses for remaining shareholders.

F. Possible Proration. If greater than the Offer Amount of the Trust’s Shares are tendered pursuant to the Offer, the Trust would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be purchased.

10. Interests of Trustees and Officers; Transactions and Arrangements Concerning the Shares

Information, as of particular dates, concerning the Trust’s trustees and executive officers, their remuneration, any material interest of such persons in transactions with the Trust and other matters, is required to be disclosed in proxy statements distributed to the Trust’s shareholders and filed with the Commission. The business address and business telephone number of each trustee and executive officer of the Trust are in care of BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

To the best of the Trust’s knowledge, no trustee or executive officer of the Trust beneficially owned Shares of the Trust as of January 3, 2023. To the best of the Trust’s knowledge, no person controlling the Trust or the Investment Advisor nor any associate or majority-owned subsidiary of such person beneficially owned Shares of the Trust as of January 3, 2023.

None of the Trust, the Investment Advisor or, to the best of the Trust’s knowledge, any of the Trust’s trustees or executive officers or any person controlling the Trust or the Investment Advisor, has effected any transaction in Shares, except for dividend reinvestment, during the 60 days prior to the date of this Offer to Purchase.

Except as set forth in this Offer to Purchase, none of the Trust, the Investment Advisor or, to the best of the Trust’s knowledge, any of the Trust’s trustees or executive officers or any person controlling the Trust or the Investment Advisor, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Trust, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Trust and any of its executive officers, trustees, controlling persons or subsidiaries.

The Trust has been advised that neither its Board of Trustees nor its officers intend to tender any Shares pursuant to the Offer. Therefore, the Trust does not intend to purchase Shares from any officer or Trustee pursuant to the Offer.

As of January 3, 2023, to the knowledge of the Trust, no person beneficially owned more than 5% of the voting securities of any class of securities of the Trust.

BlackRock Advisors, LLC acts as the investment adviser for the Trust. Pursuant to an investment advisory agreement between the Investment Advisor and the Trust (the “Investment Advisory Agreement”), the Trust pays the Investment Advisor a monthly fee at an annual rate of 1.25% of the Trust’s average daily Managed Assets. Because the investment advisory fee is calculated on the basis of Managed Assets, which includes assets purchased with leverage, the fee paid to the Investment Advisor during periods in which the Trust is using leverage will be higher than if the Trust did not use leverage.

The Investment Advisor has entered into sub-advisory agreements (each, a “Sub-Advisory Agreement”) with BlackRock International Limited (“BIL”) and BlackRock (Singapore) Limited (“BRS”), each an affiliate of the Investment Advisor (the “Sub-Advisors”). The Investment Advisor pays BIL and BRS for services they provide for that portion of the Trust for which BIL and BRS acts as sub-adviser a monthly fee that is equal to a percentage of the investment advisory fees paid by the Trust to the Investment Advisor.

A discussion regarding the basis for the approval of the Investment Advisory Agreement and Sub-Advisory Agreements by the Board is available in the Trust’s Semi-Annual Report to shareholders for the period ended June 30, 2022.

The Trust also is a party to certain other service agreements. The Trust is a party to a Transfer Agency and Registrar Services Agreement with Computershare Trust Company, N.A. (“Computershare”). The Trust pays Computershare a monthly fee plus out-of-pocket expenses for the services it provides as transfer, shareholder services and dividend disbursing agent for the Trust.

State Street Bank and Trust Company (“State Street”) serves as custodian for the Trust’s portfolio securities pursuant to the Custodian Agreement (“Custodian Agreement”) entered into with the Trust. Under the Custodian Agreement, the Trust is obligated to pay State Street reasonable compensation for its services and expenses as agreed upon from time to time between the Trust and State Street.

The amounts paid by the Trust under these service agreements are disclosed in the Trust’s financial statements, which can be found in the Trust’s annual and semi-annual reports.

11. Certain Information about the Trust.

The Trust was organized as a Delaware statutory trust on August 23, 2017 pursuant to its Certificate of Trust and Agreement and Declaration of Trust, as subsequently amended, is governed by the laws of the State of Delaware, and commenced operations on February 23, 2018. The Trust is registered under the 1940 Act as a diversified, closed-end management investment company. The Trust’s principal office is located at 100 Bellevue Parkway, Wilmington, Delaware 19809, and its telephone number is (800) 882-0052. As a closed-end investment company, the Trust differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder. Shares are not traded on any established trading market and are subject to restrictions on transferability pursuant to the Agreement and Declaration of Trust.

The Trust’s investment objective is to seek to provide high income and total return. The Trust may invest in a broad range of debt and equity instruments, sectors and strategies to achieve its investment objective. Under normal conditions, the Trust will invest at least 80% of its total assets in fixed income securities and other financial instruments that pay periodic income. The Trust may invest any amount of its assets in securities of any credit quality, including securities that are rated at the time of investment below investment grade — i.e., ‘‘Ba’’ or ‘‘BB’’ or below by Moody’s Investor’s Service, Inc., S&P Global Ratings or Fitch Ratings, Inc., or securities that are judged to be of comparable quality by the Investment Advisor and the Sub-Advisors. The Trust’s investment objective may be changed without prior shareholder approval. There can be no assurance that the investment objective of the Trust will be achieved.

BlackRock Advisors, LLC acts as the investment adviser for the Trust. The Investment Advisor is responsible for the management of the Trust’s portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operation of the Trust. The Investment Advisor, located at 100 Bellevue Parkway, Wilmington, Delaware 19809, is a wholly-owned subsidiary of BlackRock, Inc. The Investment Advisor has entered into Sub-Advisory Agreements with the Sub-Advisors, each of which is an affiliate of the Investment Advisor.

12. Additional Information.

The Trust has filed with the Commission a Schedule TO, which provides additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO by visiting the EDGAR database on the Commission’s website (http://www.sec.gov). Copies of the Schedule TO can be obtained, for a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

13. Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences of a participating shareholder’s sale of Shares pursuant to the Offer. This discussion is based on current U.S. federal income tax law, including the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not apply to a shareholder that is a member of a class of holders subject to special rules (such as a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns Shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, a partnership or other pass-through entity for U.S. federal income tax purposes, an accrual basis taxpayer subject to special tax accounting rules under Section 451(b) of the Code or a U.S. Shareholder (as such term is defined in Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Income Tax Withholding” above) whose functional currency for tax purposes is not the U.S. dollar). This summary assumes that the Trust is and will remain a RIC for U.S. federal income tax purposes for the taxable year that includes the purchase of Shares pursuant to the Offer. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Shareholders must consult their own tax advisers with respect to the tax consequences of a sale of Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the shareholder is a citizen, resident or domiciliary.

A. Consequences to U.S. Shareholders of Participating in the Offer.

In General. A shareholder’s tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.

Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as received in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder’s recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. If the Shares were held for one year or less, such capital gain or loss will be short-term. However, any loss upon an exchange of Shares held for six months or less generally will be treated as a long-term capital loss to the extent of distributions received or deemed received from the Trust that were treated as long-term capital gain. In addition, under certain “wash sales” rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. The deductibility of capital losses is subject to a number of limitations under the Code.

Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a distribution on its Shares. Any such distribution will be treated as taxable dividend income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Trust has current or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Trust’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares (reducing that basis accordingly) and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Shares tendered).

Accordingly, the difference between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rate for dividends and capital gains remains the same for corporate shareholders, under the Code the top income tax rate on ordinary dividend income and short-term capital gains of individuals generally exceeds the maximum tax rate on long-term capital gains.

Each shareholder’s tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder’s remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Shares in the Trust. In the event that a shareholder actually owns no Shares in the Trust after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Trust (see below), such shareholder’s tax basis may, under certain circumstances, be added to Shares in the Trust owned by related persons that were considered constructively owned by such shareholder, or may be lost entirely. With respect to a purchase of Shares that is treated as a distribution but that is not otherwise taxable as a dividend because it exceeds the Trust’s earnings and profits, the method by which a U.S. holder must reduce its basis is uncertain in situations where the holder owns different blocks of shares that were acquired at different prices and thus have different bases. Each shareholder should consult its tax adviser with respect to the particular U.S. federal income tax consequences to such shareholder of participating in the Offer.

Constructive Ownership of Shares. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax adviser.

The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, or (c) is “not essentially equivalent to a dividend” with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Trust believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Trust. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

A brief description of the three major applicable provisions of Section 302(b) of the Code is as follows:

1.

A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a “complete redemption” of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership. Shareholders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisers.

2.

A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if (i) the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale, and (ii) immediately following the exchange, the shareholder actually and constructively owns less than 50% of the total combined voting power of all classes of voting shares of the Trust.

3.

Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Trust. The IRS has indicated in a published ruling that, in the case of a minority stockholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such stockholder in such corporation was sufficient to constitute a “meaningful reduction.” Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Backup Withholding. The Depositary may be required to withhold 24% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Depositary an IRS Form W-9 (including the Substitute IRS Form W-9, if one is included with the Letter of Transmittal) providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, (iii) the shareholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (iv) the FATCA code(s) entered on the form (if any) indicating that the shareholder is exempt from FATCA reporting is correct; or (b) an exception applies under applicable law and Treasury regulations.

Medicare Tax. Certain U.S. Shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which generally includes capital gains or dividends recognized upon a sale of Shares pursuant to the Offer.

B. Consequences to Non-U.S. Shareholders of the Trust’s Purchase of Shares Pursuant to the Offer

U.S. Withholding at the Source. Since the Trust cannot determine whether a payment made pursuant to the Offer should be characterized for any particular shareholder as an “exchange” or a “dividend” for tax purposes at the time of the payment, we or the applicable withholding agent may treat any payments to a tendering shareholder that is a Non-U.S. Shareholder and that does not hold its Shares in connection with a trade or business conducted in the United States (and, if required by an applicable income tax treaty, a U.S. permanent establishment) as a dividend for U.S. federal income tax purposes that is subject to U.S. withholding tax at the rate of 30% (or lower rate provided by an applicable treaty). This U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding. In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. Such forms (and additional IRS forms) may be obtained from the Information Agent or the IRS at www.irs.gov.

A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will generally not be subject to U.S. federal income tax on such gain, unless (i) the gain is effectively connected with the Non-US. Shareholder’s conduct of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a U.S. permanent establishment) or (ii) the Non-U.S. Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of any withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of Section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Dividend income or capital gains that are effectively connected with a U.S. trade or business (and, if required under an applicable income tax treaty, are attributable to a U.S. permanent establishment) will generally be taxed on a net income basis at the same rates applicable to U.S. persons (and, in the case of a Non-U.S. Shareholder that is a corporation, may be subject to an additional branch profits tax at the rate of 30% (or lower rate provided by an applicable treaty)). Different rules may also apply in the case of certain Non-U.S. Shareholders that are subject to special rules, including former citizens or residents of the United States and “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

Backup Withholding and Certification Rules. Non-U.S. Shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 24%, and if applicable, to obtain the benefit of any income tax treaty between the Non-U.S. Shareholder’s country of residence and the United States. To claim these tax benefits, the non-U.S. Shareholder must provide the Depositary with a properly completed IRS Form W-8BEN or W-8BEN-E (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as a Non-U.S. Shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

FATCA Withholding. A Non-U.S. Shareholder (other than an individual) may be subject to a 30% withholding tax under FATCA unless such Non-U.S. Shareholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. Amounts withheld under FATCA will be credited against any withholding due for U.S. federal income tax. Non-U.S. Shareholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their participation in the Offer.

Non-U.S. Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

14. Certain Legal and Regulatory Matters.

The Trust is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Trust presently contemplates that such approval or other action will be sought. The Trust is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares purchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Trust. The Trust’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 4, “Certain Conditions of the Offer.”

15. Amendments; Extensions of Purchase Period; Termination.

Subject to the applicable rules and regulations of the Commission, the Trust expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 4, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and by making a public announcement thereto. There can be no assurance that the Trust will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Shares. See Section 6, “Withdrawal Rights.”

Subject to the applicable rules and regulations of the Commission, the Trust also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 4 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 5; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Trust acknowledges that Rule 14e-1(c) under the Exchange Act requires the Trust to pay the consideration offered or return the Shares tendered for purchase promptly after the termination or withdrawal of the Offer, and that the Trust may not delay acceptance or payment for any Shares upon the occurrence of any of the conditions specified in Section 6 without extending the period during which the Offer is open.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Trust may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Trust will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release and filing such release with the Commission.

If the Trust makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Trust will disseminate additional Offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. Accordingly, if, for example, prior to the Expiration Date, the Trust decreased the number of Shares being sought, increased the consideration offered pursuant to the Offer or added a dealer’s soliciting fee, and if the Offer were scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to shareholders, the Offer would be extended until at least the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight Eastern time.

16. Fees and Expenses.

The Trust will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Trust will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Trust or the Depositary for purposes of the Offer.

The Trust has retained Georgeson LLC to act as the Information Agent and Computershare to act as the Depositary. The Trust will pay the Information Agent and the Depositary reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities.

17. Miscellaneous.

The Offer is not being made to, nor will the Trust accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Trust is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Trust, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Trust makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Trust believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Trust’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

FINANCIAL STATEMENTS

The audited annual financial statements of the Trust dated December 31, 2021 and the schedule of investments of the Trust dated December 31, 2021, both filed with the SEC on EDGAR on Form N-CSR on March 4, 2022, are incorporated by reference. The unaudited semi-annual financial statements of the Trust dated June 30, 2022 and the schedule of investments of the Trust dated June 30, 2022, both filed with the SEC on EDGAR on Form N-CSR on September 1, 2022, are incorporated by reference. The Trust will prepare and transmit to shareholders the audited annual financial statements of the Trust and the schedule of investments of the Trust within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act.

The Letter of Transmittal and Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

The Depositary for the Offer is:

Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A.

By First Class Mail:	By Registered, Certified or Express Mail or Overnight Courier:
Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions 150 Royall Street Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other documents may be directed to the Information Agent at its telephone number and location listed below.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(888) 658-3624 (Toll Free)

BLACKROCK MULTI-SECTOR OPPORTUNITIES TRUST

January 9, 2023

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